Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
March 1, 2010	Swank, Inc.
Taunton, MA 02708
(508) 822-2527

SWANK, INC. REPORTS FINANCIAL RESULTS
FOR THE QUARTER AND TWELVE MONTHS ENDED DECEMBER 31, 2009

NEW YORK, NEW YORK March 1, 2010 -- John Tulin, Chairman of the Board and Chief Executive Officer of SWANK, INC. (OTC: SNKI), today reported financial results for the Company's fourth quarter and twelve months ended December 31, 2009.

Net income for the fourth quarter ended December 31, 2009 was $1,266,000 or $.22 per diluted share compared to net income of $2,576,000 or $.44 per diluted share for the corresponding quarter in 2008.  For the twelve-month period ended December 31, 2009, net income was $1,778,000 or $.31per diluted share compared to $2,090,000 or $.35 per diluted share last year. Net sales for the quarter increased 2.5% to $35,687,000 and, for the twelve-month period, increased .7% to $114,798,000, in both cases as compared to the corresponding periods in 2008.  Net income for both the quarter and twelve-month periods in 2008 reflect a $2,000,000 gain recorded during last year’s fourth quarter associated with the settlement of a coverage dispute with one of the Company’s insurance companies.

Excluding last year’s insurance settlement, income before taxes for the quarter ended December 31, 2009 was $2,784,000 compared to $2,245,000 for the comparable prior year, and for the year ended December 31, 2009 income before taxes was $3,633,000 compared to $1,466,000 for the year ended December 31, 2008.  Income before taxes for the quarter ended December 31, 2008 including the insurance settlement was $4,245,000 and for the twelve months ended December 31, 2008 including the effects of the settlement was $3,466,000.

Commenting on the results for the quarter and twelve-month periods, Mr. Tulin said, "We are very pleased with our results this year.  It is important to note that our income before taxes more than doubled to $3,633,000 in 2009 compared to $1,466,000 in 2008 excluding last year’s insurance settlement.  Despite the challenges of a very difficult economy, our net sales increased for both the quarter and year with corresponding increases in our income before taxes for the twelve-month period as well as for the quarter, exclusive of the insurance settlement. We ended fiscal 2009 with a very strong balance sheet and no borrowings under our revolving credit facility. We believe that we are well positioned to take advantage of the opportunities presented by an anticipated strengthening of the US economy later this year.”

Results for the Fourth Quarter ended December 31, 2009

Net income for the fourth quarter ended December 31, 2009 was $1,266,000 or $.22 per diluted share compared to net income of $2,576,000 or $.44 per diluted share for the corresponding quarter in 2008. Income before taxes for the fourth quarter was $2,784,000 compared to $4,245,000 for the same period in 2008 or $2,245,000 exclusive of the insurance settlement. The decrease in net income during the quarter was also due to a higher effective tax rate in 2009 compared to the fourth quarter of 2008.

Net sales during the quarter increased 2.5% to $35,687,000 compared to $34,809,000 for the corresponding period in 2008. The increase during the quarter was principally due to higher gross shipments of our men’s belt merchandise offset in part by an increase in allowances for anticipated customer returns.  The increase in men’s belt shipments during the quarter was mostly due to sales of certain private brand merchandise to major chain store accounts. Net sales for our men’s personal leather goods declined during the quarter as an increase in department and chain store net sales was offset by decreases at certain labels for less and international accounts.  The increase in returns allowances was primarily due to anticipated customer returns associated with certain product transitions planned for the spring 2010 selling season.

Gross profit for the quarter ended December 31, 2009 increased $1,198,000 or 11.0% and, as a percentage of net sales, increased to 33.9% compared to 31.4%, in both cases as compared to the same period last year. The increase in gross profit during the quarter was mainly due to an increase in net sales as well as reductions in certain inventory-related expenses, including merchandise markdowns associated with out of line inventory and product royalty expense.

 Selling and administrative expenses for the quarter ended December 31, 2009 increased $797,000 or 9.5% from last year’s fourth quarter.  As a percentage of net sales, selling and administrative expenses were 25.9% and 24.2% for the quarters ended December 31, 2009 and 2008 respectively.

Selling expenses for the quarter increased $568,000 or 8.3% compared to last year and, as a percentage of net sales, increased to 20.7% from 19.6%. The increases were primarily due to expenses associated with the start-up of our new women’s accessories division and our China representative office which was established late in 2008, as well as increases in certain advertising expenses and other variable sales related costs.  Expenses during the quarter related to our women’s accessories division and China representative office totaled $307,000.

Administrative expenses increased $229,000 or 14.3% during the quarter and totaled 5.1% and 4.6% of net sales for the quarters ended December 31, 2009 and 2008, respectively.  The increase during the quarter was mainly due to higher professional fees and miscellaneous (non income-related) tax expenses offset in part by a decrease in certain fringe benefit expenses.

Net interest expense for the quarter decreased by $138,000 or 58.0% compared to last year.  The decrease was due to both lower average borrowings and lower borrowing costs during the quarter.  Average outstanding borrowings declined 53.0% during the quarter compared to last year mainly due to decreases in inventory levels.

Results for the Twelve Months Ended December 31, 2009

Net income for the twelve months ended December 31, 2009 was $1,778,000 or $.31 per diluted share compared to net income of $2,090,000 or $.35 per diluted share last year.  Income before taxes was $3,633,000 for the period compared to $3,466,000 last year or $1,466,000 exclusive of the insurance settlement.

Net sales for the twelve-month period were $114,798,000 reflecting a .7% increase over last year’s $113,967,000.  The increase was due to higher shipments of our men’s personal leather goods, gift accessories, and belts as well as reductions in in-store markdown and promotion expenses offset in part by lower shipments of men’s jewelry and higher customer returns allowances.  The increase in personal leather and gift accessories shipments was due to increases in certain licensed collections at department store accounts as well as in private label merchandise shipments to a major chain store customer.  The decrease in in-store markdown expense during 2009 was mainly due to a reduction in promotional commitments during the first half of the year as compared to the same time in 2008.  As described above, the increase in return allowances is due to certain product transitions planned for spring 2010.

Included in net sales for the twelve months ended December 31, 2009 and 2008 are annual adjustments recorded during the second quarter to reflect the variance between customer returns of prior year shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. This adjustment increased net sales by $668,000 for the twelve-month period ended December 31, 2009, compared to an increase of $872,000 in 2008. The favorable adjustments in both years resulted from actual returns experience during the spring 2009 and spring 2008 seasons being better than anticipated compared to the respective reserves established at the end of the previous year.

Gross profit for the twelve months ended December 31, 2009 increased $591,000 or 1.7%, as compared to 2008.  Gross profit expressed as a percentage of net sales for 2009 increased to 31.7% compared to 31.4% for the prior year. The increase in gross profit was due to higher net sales and lower royalty expense offset in part by higher inventory control costs, primarily merchandise markdowns during the first half of the year, and higher product costs for certain of our merchandise collections.

Included in gross profit for the twelve months ended December 31, 2009 and 2008 are annual adjustments recorded during the second quarter to reflect the variance between customer returns of prior year shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. The adjustments to net sales recorded during our second quarter described above resulted in a favorable adjustment to gross profit of $440,000 and $682,000 for the twelve-month periods ended December 31, 2009 and December 31, 2008, respectively. As previously discussed, customer returns were lower than anticipated during both the spring 2009 and spring 2008 seasons.

Selling and administrative expenses for the twelve-month period ended December 31, 2009 decreased $1,118,000 or 3.3%compared to the prior period. Selling and administrative expenses expressed as a percentage of net sales were 28.2% and 29.4% for 2009 and 2008, respectively.

Selling expenses for the twelve-month period decreased $328,000 or 1.3% and as a percentage of net sales decreased to 21.7% compared to 22.1% in 2008. The decreases were primarily due to reductions in warehouse and distribution, in-store servicing, travel, and other domestic selling expenses offset partially by costs associated with the launch of our women’s accessories division and China representative office.

Administrative expenses during 2009 decreased $790,000 or 9.6% compared to the prior period.  Administrative expenses expressed as a percentage of net sales were 6.5% and 7.3% for the twelve months ended December 31, 2009 and 2008, respectively. The decrease in administrative expenses for the twelve-month period was due to reductions in bad debt and environmental-related and travel expenses, offset in part by increases in professional fees and miscellaneous taxes. We made substantial additions to our bad debt reserves during the second quarter of 2008 following the bankruptcy filings of two of our department store customers.  We also recorded an expense of $197,000 during 2008’s third quarter in connection with a certain environmental matter.

Net interest expense for the twelve-months ended December 31, 2009 decreased by $458,000 or 52.8% compared to the prior year.  As was the case during the fourth quarter, the decrease was due to both lower average borrowings and lower borrowing costs.  For the year, our average outstanding borrowings decreased 39.1% relative to 2008 primarily due to decreases in inventory investment especially during the second half of 2009.

Forward-Looking Statements

Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

*   *   *   *   *

Swank designs and markets men's jewelry and men’s and women’s belts and personal leather accessories.  The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", “Nautica”, "Geoffrey Beene", "Claiborne", "Guess?", “Tumi”, “Buffalo David Bitton”, “Chaps”, “Donald Trump”, "Pierre Cardin", “US Polo Association”, and "Swank".  Swank also distributes men's jewelry and leather items to retailers under private labels.

SWANK, INC.
CONDENSED STATEMENTS OF INCOME (UNAUDITED)
FOR THE QUARTERS ENDED DECEMBER 31, 2009 AND 2008
(Dollars in thousands except share and per share data)
---------------------------------

	2009	2008

Net sales	$ 35,687	$ 34,809

Cost of goods sold	23,575	23,895

Gross profit	12,112	10,914

Selling and administrative expenses	9,228	8,431

Other (income) – insurance settlement	-	(2,000)

Income from operations	2,884	4,483

Interest expense	100	238

Income before income taxes	2,784	4,245

Income tax provision	1,518	1,669

Net income	$ 1,266	$ 2,576

Share and per share information:
Basic net income per weighted average common share outstanding	$ .22	$ .44
Basic weighted average common shares outstanding	5,666,300	5,831,558
Diluted net income per weighted average common share outstanding	$ .22	$ .44
Diluted weighted average common shares outstanding	5,667,005	5,831,709

SWANK, INC.
CONDENSED STATEMENTS OF INCOME (UNAUDITED)
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Dollars in thousands except share and per share data)
---------------------------------

	2009	2008

Net sales	$ 114,798	$ 113,967

Cost of goods sold	78,372	78,132

Gross profit	36,426	35,835

Selling and administrative expenses	32,384	33,502

Other (income) – insurance settlement	-	(2,000)

Income from operations	4,042	4,333

Interest expense	409	867

Income before income taxes	3,633	3,466

Income tax provision	1,855	1,376

Net income	$ 1,778	$ 2,090

Share and per share information:
Basic net income per weighted average common share outstanding	$ .31	$ .35
Basic weighted average common shares outstanding	5,670,438	5,961,066
Diluted net income per weighted average common share outstanding	$ .31	$ .35
Diluted weighted average common shares outstanding	5,670,756	5,961,921

SWANK, INC.
CONDENSED BALANCE SHEETS
(Dollars in thousands except share data)

	(Unaudited) December 31, 2009		December 31, 2008
ASSETS
Current:
Cash and cash equivalents		$ 571		$ 343
Accounts receivable, less allowances
of $6,137 and $5,419 respectively		16,324		13,502
Inventories, net:
Work in process	872		1,174
Finished goods	22,872		25,113
		23,744		26,287
Deferred taxes, current		2,132		1,874
Prepaid and other current assets		1,293		2,966

Total current assets		44,064		44,972

Property, plant and equipment, net of accumulated depreciation		888		1,162
Deferred taxes, noncurrent		2,252		2,242
Other assets		3,479		3,638

Total assets		$ 50,683		$ 52,014

LIABILITIES
Current:
Note payable to bank		$ -		$ 10,005
Current portion of long-term obligations		497		891
Accounts payable		9,456		4,222
Accrued employee compensation		1,565		1,126
Other current liabilities		3,149		2,047

Total current liabilities		14,667		18,291

Long-term obligations		6,432		6,048

Total liabilities		21,099		24,339

STOCKHOLDERS’ EQUITY
Preferred stock, par value $1.00:
Authorized – 300,000 shares and 1,000,000 shares, respectively		-		-
Common stock, par value $.10:
Authorized - 43,000,000 shares:
Issued -- 6,418,789 shares and 6,385,379 shares, respectively		642		639
Capital in excess of par value		2,322		2,037
Retained earnings		29,256		27,478
Accumulated other comprehensive (loss), net of tax		(493)		(378)
Treasury stock, at cost, 752,489 and 736,999 shares, respectively		(2,143)		(2,101)

Total stockholders' equity		29,584		27,675

Total liabilities and stockholders' equity		$ 50,683		$ 52,014